 EXHIBIT 99.1
CORAM, INC.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants
The Board of Directors
Coram, Inc.
We have audited the accompanying consolidated balance sheet of Coram, Inc., and its subsidiaries as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coram, Inc. as of December 31, 2006, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
/s/ Grant Thornton LLP
Denver, Colorado
June 8, 2007

CORAM, INC.
CONSOLIDATED BALANCE SHEET
(in thousands, except share and per share information)

December 31,
2006
ASSETS
Current assets:
Cash and cash equivalents	$404
Accounts receivable, net of allowance for doubtful accounts of $44,143	89,011
Inventories, net	16,588
Deferred income taxes, net	1,360
Assets of discontinued operations held for sale	5,674
Prepaid expenses and other current assets	8,419

Total current assets	121,456
Property and equipment, net	37,138
Intangible assets, net	12,530
Other assets	5,444

Total assets	$176,568

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$42,092
Accrued payroll and related taxes and benefits	7,766
Current portion of long-term debt and capital lease obligations	3,023
Other accrued liabilities	29,064
Liabilities of discontinued operations held for sale	3,591

Total current liabilities	85,536
Long-term liabilities:
Deferred income taxes	1,360
Long-term debt and capital lease obligations, less current portion	6,653
Minority interests in consolidated joint venture	2,885
Other non-current liabilities	1,426

Total liabilities	$97,860

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.01, 1,000,000 shares authorized:
Undesignated preferred stock, 980,000 shares authorized, none issued	—
Series A preferred stock, 20,000 shares authorized, 9,642 shares issued and outstanding; $54 million liquidation preference	—
Common stock, par value $0.01, 10,000,000 shares authorized, 10,000 shares issued and outstanding	—
Additional paid-in capital	143,600
Accumulated deficit	(64,892)

Total stockholders’ equity	78,708

Total liabilities and stockholders’ equity	$176,568

See accompanying notes to consolidated financial statements.

CORAM, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands)

For the
Year Ended
December 31, 2006
Net revenue	$474,066
Cost of services	388,054

Gross profit	86,012
Operating expenses:
Selling, general and administrative expenses	77,539
Provision for estimated uncollectible accounts	20,033

Total operating expenses	97,572

Operating loss from continuing operations	(11,560)
Other income:
Interest income	604
Interest expense	(1,685)
Equity in net income of unconsolidated joint ventures	685
Loss on sale of investment	(624)
Other income (expense), net	1,554

Loss from continuing operations before income taxes and minority interest	(11,026)
Income tax expense	142
Minority interest in net income of consolidated joint venture	342

Net (loss) before discontinued operations	(11,510)
Discontinued operations	(2,227)

Net (loss)	$(13,737)

See accompanying notes to consolidated financial statements.

CORAM, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands)

	Preferred	Common	Additional	Accumulated
	Stock	Stock	Paid-In Capital	Deficit	Totals
Balances at January 1, 2006	$—	$—	$144,501	$(51,155)	$93,346
Net (loss)	—	—	—	(13,737)	(13,737)
Redemption of Series A Preferred Stock	—	—	(2,382)	—	(2,382)
Stock based compensation	—	—	1,203	—	1,203
Capital contribution	—	—	279	—	279
Other	—	—	(1)	—	(1)

Balances at December 31, 2006	$—	$—	$143,600	$(64,892)	$78,708

See accompanying notes to consolidated financial statements.

CORAM, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

For the
Year Ended
December 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(13,737)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for estimated uncollectible accounts	20,664
Depreciation and amortization	10,187
Reorganization expenses	1,065
Stock-based compensation	1,203
Minority interests in net income of consolidated joint ventures	646
Equity in net income of unconsolidated joint ventures	(685)
Cash distributions from equity investees	283
Gain on dispositions of property and equipment	(834)
Gain on sales of discontinued operations held for sale	(462)
Loss on sale of investment	624
Changes in operating assets and liabilities:
Accounts receivable	(20,726)
Prepaid expenses, inventories and other assets	2,055
Current and long-term liabilities	13,598
Accrued restructuring costs	(360)
Cash flows used by reorganization items	(4,951)

Net cash provided by operating activities	8,570

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,976)
Proceeds from dispositions of property and equipment	3,581
Proceeds from dispositions of businesses	2,859

Net cash used in investing activities	(4,536)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on long-term debt	(253)
Principal payments on capital lease obligations	(1,573)
Principal payments on IRS settlement obligation	(100)
Payments under credit facility	(10,250)
Change in checks issued in excess of bank cash	1,905
Refund of deposits to collateralize letters of credit	253
Cash distributions to minority interests	(397)

Net cash used in financing activities	(10,415)

Net decrease in cash and cash equivalents	(6,381)
Cash and cash equivalents at beginning of period	8,672

Cash and cash equivalents at end of period (including cash of discontinued operations of $1,887)	$2,291

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,232
Income and franchise taxes	961
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Redemption of Series A Preferred Stock	2,382
Capital lease transactions to acquire equipment	9,092
Landlord paid tenant improvements	1,305
Asset additions accrued for at year end	2,296
See accompanying notes to consolidated financial statements.

CORAM, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006
1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business. As of December 31, 2006, Coram, Inc. (“CI”) and its subsidiaries (collectively “Coram” or the “Company”) were engaged primarily in the business of furnishing alternate site (outside the hospital) infusion therapies. Additionally, in March 2006, Coram began servicing patients through CoramRx, LLC (“CoramRx”), a newly formed specialty pharmacy affiliate. Coram currently delivers such services through approximately 70 branch offices located in 40 states. Furthermore, Coram provides centralized management, administration and clinical support for clinical research trials (“CTI”).
In August 2005, CoramRx was organized as a wholly owned affiliate for the purpose of expanding specialty pharmaceutical offerings, and in March 2006, CoramRx began servicing patients. CoramRx services patients with chronic disease by providing high-cost injectable infusion biotech drugs, which are difficult to obtain through retail pharmacies. CoramRx established its operations in Malvern, Pennsylvania and serves as a central distribution point for delivery to specialty pharmacy patients.
The Company’s respiratory therapy services and durable medical equipment business (“DME”), outsourced hospital compounding services business (“SoluNet”) and its Ontario, Canada infusion therapy business (“Canadian Operations”) have been presented as discontinued operations held for sale in the consolidated financial statements.
Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries and joint ventures that are considered to be under its control. All material intercompany account balances and transactions have been eliminated in consolidation. The Company uses the equity method of accounting for investments in entities in which it exhibits significant influence, but not control, has an ownership interest of 50% or less, and are included in other assets.
In December 2006, the Company divested one of its investments accounted for under the equity method of accounting. This resulted in a loss of $0.6 million.
For consolidation and variable interest entity disclosure purposes, management evaluates circumstances where the Company might absorb a majority of an entity’s expected losses, receive a majority of an entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in such entity; however, no such entities have been identified.
Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition. Revenue is recognized as services are rendered or products are delivered. Substantially all of the Company’s revenue is billed to third-party payers, including insurance companies, managed care plans, governmental payers and contracted institutions. Revenue is recorded net of contractual allowances and related discounts. Contractual allowances represent adjustments to established rates to reflect the amounts expected to be realized (e.g., Average Wholesale Prices for pharmaceutical drugs) from third-party payers under contractual agreements. For non-contracted payers (excluding Medicare and Medicaid), pricing is either negotiated prior to rendering services or the payer is billed at established rates. In the former circumstance, allowances are recorded at the time of revenue recognition based upon the pre-negotiated rates. If the payer is billed at established rates, an allowance is recorded based upon management’s estimates until a payment history is established with the payer, at which time the allowances are modified. In the case of Medicare and Medicaid, allowances are recorded at the time of revenue recognition based upon the allowable recoverable amounts pursuant to the underlying federal and state regulations for such governmental programs.

Revenue for the Company’s CTI, DME and SoluNet businesses and Canadian Operations is recognized in the period that the services are rendered. Such revenue is determined by reference to contracts between the Company and the customers. Revenue for the Company’s Canadian Operations and its DME and SoluNet businesses is included in discontinued operations in the consolidated statement of operations.
Concentration of Revenue and Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. At December 31, 2006, substantially all of the Company’s cash and cash equivalents were maintained with Harris N.A. Daily cash balances may be in excess of available insurance limits in the United States and Canada but credit risk is mitigated as the Company’s cash and cash equivalents are maintained with highly rated institutions.
Accounts receivable, which have been adjusted to estimated amounts expected to be received, are primarily from third-party payers, including insurance companies, managed care plans and federal and state governmental payers such as Medicare and Medicaid, and are unsecured. Accounts receivable is net of $15.2 million of cash and credits pending resolution. Accounts receivable under the Medicare program represented approximately 26.6% of the Company’s consolidated accounts receivable at December 31, 2006. No other individual payer exceeded 5% of consolidated accounts receivable at December 31, 2006. However, upon aggregating the individual Medicaid program accounts receivable for all states where the Company does business, such totals represented approximately 6.2% of consolidated accounts receivable at December 31, 2006. Credit risk is mitigated by the large number of entities that comprise the third-party payer base and credit evaluations performed by Company personnel on patients and third-party payers.
Revenue from the Medicare and Medicaid programs accounted for approximately 25.5% of the Company’s consolidated net revenue for the year ended December 31, 2006. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation and revision. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including punitive fines, penalties and exclusion from the Medicare and Medicaid programs. Management acknowledges and is complying with certain ongoing audits and reviews with respect to prior reimbursements from Medicare and Medicaid. The Company records reserves for these matters after management has reviewed the underlying circumstances and has applied the principles of Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.
Approximately 5.9% of the Company’s consolidated net revenue for the year ended December 31, 2006, related to an agreement with Health Net Inc. (“Health Net”) to provide services to its members in California pursuant to fee-for-service and capitated reimbursement arrangements. Effective January 1, 2006, Health Net and the Company entered into an amendment to the Health Net agreement, which extended the expiration date from December 31, 2005 to December 31, 2007.
Concentration of Supplier Risk. Coram purchases products from a large number of suppliers and considers its relationships with its vendors to be good. Except for certain blood products discussed below, management believes that substantially all of its products and supplies are available from alternative sources thereby minimizing the risk of a severe impact to the Company’s ability to supply products and services to its customers.
Coagulation or factor replacement therapy is the intermittent administration of a blood-clotting factor. These therapies generated approximately 14% of the Company’s revenues in 2006. Availability of factor product from manufacturers can be inconsistent and is dependent on many variables, including manufacturing capacity, manufacturer regulatory compliance, donor pools, production lots, and contamination. If a shortage occurs, Coram may be required to purchase through the secondary or distributor markets, wherein pricing may not be favorable and product availability can change significantly from day to day. During such times of shortages, prices increase dramatically with limited availability to pass these additional costs on to patients and payers. Moreover, product shortages may adversely affect patient service and may have an adverse impact on Coram’s future results of operations. The current domestic supply of factor products is meeting or exceeding demand and Coram is able to acquire adequate amounts of these products in order to meet its current and anticipated short-term patient demand. However, product shortages are likely to continue to occur from time to time due to the nature of the manufacturing and regulatory environment for these products. Any disruption to the Company’s factor product supply could have a materially adverse impact on future operating results.
Shipping and Handling Costs. Shipping and handling costs are mainly comprised of costs applicable to third-party shippers and are included in cost of services in the consolidated statements of operations.

Provision for Uncollectible Accounts. Management regularly reviews the collectibility of accounts receivable utilizing reports that track collection rates. Estimated write-off and adjustment percentages derived from this collection rate information are then applied to aging categories to determine the allowance for uncollectible accounts. The estimated write-off and adjustment percentages are periodically updated to reflect current trends. Additionally, management establishes specific supplemental allowances for accounts that are deemed uncollectible due to occurrences such as payer financial distress and payer bankruptcy filings. While management believes the resulting net carrying amounts for accounts receivable are fairly stated and that the Company has adequate allowances for uncollectible accounts based on all information available, no assurances can be given as to the level of future allowances for uncollectible accounts and the related provision for estimated uncollectible accounts or how they will compare to the levels experienced in the past. Changes in estimated collection rates are recorded as a change in estimate in the period the change is made.
Cash and Cash Equivalents. Cash equivalents include all highly liquid investments with an original maturity of three months or less. Cash limited as to use includes cash with restrictions imposed by third parties.
Inventories. Inventories, consisting primarily of pharmaceutical drugs and medical supplies, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.
Property and Equipment. Property and equipment owned as of December 1, 2004 were stated at fair value as of that date in accordance with fresh start accounting. See Note 2 for further details of fresh start accounting. Property and equipment acquired on or after December, 1, 2004 is stated at cost. Repairs and maintenance costs are expensed as incurred.
Leasehold improvements are amortized over their estimated useful life or the remaining lease term, whichever is less. Depreciation and amortization of property and equipment is recorded using the straight-line method over estimated useful lives of the related assets. Estimated useful lives are summarized as follows:

Estimated Useful Lives
Equipment and other	1 to 10 years
Software and internally developed software	3 to 5 years
Furniture and fixtures	1 to 10 years
Leasehold improvements	1 to 10 years
Computer equipment	1 to 3 years
Vehicles	1 to 5 years
Capitalized Software and Software Development Costs. Capitalized costs related to software developed and/or obtained for internal use are valued at cost in accordance with American Institute of Certified Public Accountant’s Statement of Position 98-1, Accounting for Computer Software Developed for or Obtained for Internal-Use (“SOP 98-1”). No internal software development costs were incurred during the year ended December 31, 2006.
Approximately $7.9 million of capitalized software and internal software development costs, net of accumulated amortization, were included in property and equipment, net, in the consolidated balance sheet at December 31, 2006. For the year ended December 31, 2006, amortization expense related to software and internal software development costs aggregated approximately $3.1 million.
Valuation of Long-Lived Assets. The Company’s long-lived assets include or have included property and equipment, identified intangible assets and goodwill. Long-lived assets (other than goodwill and indefinite-lived intangible assets, if present) are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If the total of the undiscounted future cash flows is less than the carrying amount of the asset or asset group, a charge for impairment is recognized for the difference between the estimated fair value and carrying value of the asset or asset group.

If present, goodwill and indefinite-lived intangible assets are reviewed for impairment on both an annual basis and whenever changes in circumstances indicate the carrying value may not be recoverable. The fair value of such assets is based upon the Company’s estimates of future cash flows and other factors including discount rates to determine the fair value.
Other Accrued Liabilities. Other accrued liabilities consist of the following (in thousands):

December 31, 2006
Accrued professional fees and reorganization costs	$11,647
Other current liabilities	17,417

$29,064
Discontinued Operations. Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), requires that a component of an entity be reported as discontinued operations if, among other things, such component: (i) has been disposed of or is classified as held for sale; (ii) has operations and cash flows that can be clearly distinguished from the rest of the reporting entity; and (iii) will be eliminated from the ongoing operations of the reporting entity. In the period that a component of the Company meets the preceding criteria, the corresponding assets and liabilities of the discontinued operations are segregated on the balance sheet and the results of operations for current and prior periods and are reclassified to a single caption entitled discontinued operations. During 2006, the Company’s Canadian Operations were classified as held for sale. In 2005, the Company’s DME and SoluNet operations were classified as held for sale. All such operations are classified as discontinued operations held for sale in the consolidated financial statements (see Note 10 for further details).
Self-Insured Health and Welfare Costs. The Company offers health and welfare benefits to its employees, their spouses and certain beneficiaries. While such benefits are primarily self-insured, stop-loss insurance policies are maintained at amounts deemed appropriate by management. At the end of each reporting period, management estimates and records the costs attributable to incurred but not reported health and welfare claims based upon historical experience and other information provided by the Company’s third- party administrator.
Professional Liability Claims. The Company is insured against professional liability claims under a “claims-made” insurance policy. At the end of each reporting period, management estimates and records the costs attributable to incurred but not reported professional liability claims based upon historical experience.
Stock-Based Compensation. On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2005), Share-Based Payment (“SFAS No. 123R”), which superseded Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”) and Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and its related interpretations. SFAS No. 123R also amended Statement of Financial Accounting Standards No. 95, Statement of Cash Flows (“SFAS No. 95”). SFAS No. 123R requires that the fair value of all share-based payments to employees, including awards of employee stock options, be measured on their grant date and either recognized as expense in the income statement over the requisite service period or, if appropriate, capitalized and amortized. Additionally, SFAS No. 123R requires that the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow item rather than as an operating cash flow item.
Effective January 1, 2006 the Company adopted the fair value recognition provisions of SFAS No. 123R using the prospective transition method. The provisions of this statement have been applied prospectively and, accordingly, all grants prior to this date will continue to be accounted for under the accounting guidance used at the time of grant. Prior to the adoption of FAS No. 123R, the Company granted options for 267 shares of the Company’s common stock during the year ended December 31, 2005. As provided for in SFAS No. 123R, the Company utilized the intrinsic method of expense recognition under APB No. 25. Accordingly, no compensation expense was recognized for the 2005 stock option awards as the fair market value of the Company’s stock at date of grant was less than the exercise price of the stock options.

Income Taxes. The Company records on its consolidated balance sheet deferred tax assets and liabilities for the future tax consequences of events that have been recognized in different periods for financial statement purposes versus tax return purposes. Management provides a valuation allowance for net deferred tax assets when it is more likely than not that a portion of such net deferred tax assets will not be recovered through operations (see Note 6).
Fair Value of Financial Instruments. Primarily due to their short-term nature, the Company’s financial instruments are reflected in the consolidated financial statements at amounts approximating their fair value.
Other Comprehensive Income. The Company did not have any material components of comprehensive income other than net income or loss in all periods presented.
Recent Accounting Pronouncements. In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”), which clarifies the accounting for uncertainty in income taxes recognized in accordance with FASB Statement No. 109, Accounting for Income Taxes. The cumulative effect of applying the provisions of FIN No. 48 would be reported as an adjustment to the opening balance of retained earnings in the year of adoption. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN No. 48 also requires additional disclosures with respect to reserves related to tax uncertainties. The statement is effective for the fiscal year beginning after December 15, 2007. The Company has not yet determined the impact of FIN 48 on its consolidated financial statements.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, (“SFAS No. 157”), which, among other things, established a framework for measuring fair value and required supplemental disclosures about such fair value measurements. The modifications to current practice resulting from the application of this new accounting pronouncement primarily relate to the definition of fair value and the methods used to measure fair value. SFAS No. 157 is effective for fiscal years beginning after December 15, 2007 and interim periods within the year of adoption. The Company has not yet determined the impact of SFAS No. 157 on its consolidated financial statements.
2. REORGANIZATION
On August 8, 2000 (the “Filing Date”) Coram Healthcare Corporation (“CHC”) and its then first tier wholly owned subsidiary, CI (collectively the “Debtors”), filed voluntary petitions for relief (the “Bankruptcy Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). None of CHC’s other subsidiaries was a debtor in the Bankruptcy Cases and, other than Coram Resource Network, Inc. and Coram Independent Practice Association, Inc. (collectively the “Resource Network Subsidiaries” or “R-Net”), none of CHC’s other subsidiaries was a debtor in any bankruptcy case.
On December 1, 2004 (the “Effective Date”) the Debtors emerged from the Bankruptcy Court proceedings pursuant to the terms of their Chapter 11 Trustee’s Second Amended Joint Plan of Reorganization (the “Plan of Reorganization”). Those terms included the dissolution of CHC and the emergence of CI as the surviving entity as of the Effective Date.
As part of the Plan of Reorganization, the Company is required to fund the legal and professional fees related to certain litigation or causes of action (the “Causes of Action”). The proceeds from the Causes of Action, if any, will be distributed in the following order of priority: (a) to the Company in an amount equal to its costs related to the Causes of Action incurred after the Effective Date, (b) to certain holders of allowed general unsecured claims, excluding the holders of the Debtors’ then outstanding indebtedness (the “Noteholders”), on a pro rata basis and in an amount equal to interest at the federal judgment rate on each individual allowed general unsecured claim for the period from August 8, 2000 to the Effective Date, and (c) to the former CHC stockholders on a pro rata basis.
Among other things, the Plan of Reorganization also provided for the assumption by the Noteholders of financial responsibility for all amounts outstanding under a settlement agreement and deferred payment plan between the Company and the Internal Revenue Service (the “IRS Settlement”) (see Note 6).

In accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code, upon emergence from bankruptcy, the Company adopted fresh start accounting. Fresh start accounting requires that the Company adjust the historical cost of its assets and liabilities to their fair value at the Effective Date. In connection with the fresh start accounting, tax rates used approximated statutory tax rates in effect and did not take into account possible tax benefits applicable to the utilization of the Company’s federal net operating loss carryforwards (see Note 6).
As of November 30, 2004, the Debtors accrued $8.9 million to cover future reorganization expenses in connection with the costs to be incurred to execute the Plan of Reorganization (including costs related to the Causes of Action). During the year ended December 31, 2005, related payments aggregated approximately $4.0 million and as a result, the Company did not incur any reorganization expenses during such year. During the year ended December 31, 2006, reorganization payments aggregated approximately $5.0 million and the Company recognized reorganization expenses of approximately $1.1 million. Reorganization expenses include, but are not limited to, legal and professional fees relating to the Causes of Action.
3. PROPERTY AND EQUIPMENT
Property and equipment related to continuing operations are summarized as follows (in thousands):

December 31,
2006
Equipment and other	$5,329
Software and internally developed software	14,176
Furniture and fixtures	5,865
Leasehold improvements	10,211
Computer equipment	6,722
Equipment under capital leases	9,692
Work in process (“WIP”)	3,442

55,437

Less: Accumulated depreciation and amortization on owned property and equipment	(17,411)
Less: Accumulated amortization on equipment under capital leases	(888)

$37,138

WIP at December 31, 2006 principally included leasehold improvements, furniture and equipment at facilities, where Coram had not yet taken occupancy. For the year ended December 31, 2006, depreciation and amortization expense on property and equipment of continuing operations, including assets recorded under capital leases, aggregated approximately $10.1 million.
4. INDEFINITE-LIFE INTANGIBLE ASSETS
Indefinite-Life Intangible Assets. Indefinite-life intangible assets other than goodwill represent trademarks and trade names and had a carrying amount of approximately $12.4 million at December 31, 2006. SFAS No. 142 requires the Company to test indefinite-life intangible assets for impairment annually by comparing the fair value of the assets to their carrying amounts. To determine the fair value of the indefinite-life intangible assets at December 1, 2006, the date selected to conduct the annual intangible asset impairment test prescribed by SFAS No. 142, management utilized an income approach based on the relief from royalty concept. Based on the December 1, 2006 impairment analysis, management concluded that no impairment existed at that date.

5. DEBT AND CAPITAL LEASE OBLIGATIONS
Debt and Capital Lease Obligations. Debt obligations and capital lease obligations are as follows at December 31, 2006 (in thousands):

	Debt	Capital Lease
	Obligation	Obligation	Total
2006 Credit Facility	$—	$—	$—
Insurance premium financing agreement	775	—	775
Microdrip note payable	129	—	129
Accreditation Commission for Health Care, Inc. (“ACHC”) note payable	—	—	—
B. Braun Medical, Inc. (“B. Braun”) Curlin ambulatory infusion pumps	—	5,553	5,553
Hospira Worldwide, Inc. (“Hospira”) Gemstar ambulatory infusion pumps	—	2,279	2,279
GE Fleet Services (“GE Fleet”) vehicles	—	907	907
Baxter Healthcare Corporation (“Baxter”) ambulatory infusion pumps	—	33	33

Total debt obligations	904	8,772	9,676
Less: current portion	(815)	(2,208)	(3,023)

Long-term debt, less current portion	$89	$6,564	$6,653

2006 Credit Facility. On June 7, 2006 the Company entered into the Amended and Restated Credit Agreement, as amended from time to time (the “2006 Credit Facility”), that provides the Company with up to $25 million of revolving credit for working capital and general corporate purposes. The 2006 Credit Facility matures on May 31, 2008 and is secured by substantially all of the assets of the Company. The lenders under the 2006 Credit Facility are affiliates of the Company’s stockholders. Additionally, the 2006 Credit Facility is administered by an affiliate of one of the Company’s stockholders (the “Administrative Agent”). The 2006 Credit Facility limits additional indebtedness, liens, dividend payments, certain investments and transactions and contains certain covenants with respect to maximum capital expenditures, balance sheet leverage, liquidity and EBITDA as defined in the agreement. The Company is allowed to prepay amounts due under the 2006 Credit Facility without penalty. The Company is required to make payments whenever amounts due under the 2006 Credit Facility exceed the gross receipts borrowing base or the total revolving credit commitment as defined in the 2006 Credit Facility agreement. Additionally, the Company is required to make payments equal to any net cash proceeds from the sale of businesses or certain assets. Interest on the outstanding principal is due monthly and accrues at the higher of: (i) the London Interbank Offered Rate plus 3%, or (ii) the Prime Rate plus 2%. In the event of default, interest shall accrue at 2% per annum in excess of the interest rate then in place. The 2006 Credit Facility has been amended as follows:
Waiver and Amendment No. 1. On December 13, 2006, the Company entered into an amendment, which allowed for more frequent settlements of the swing line loans and provided a waiver for certain issues of default.
Consent, Waiver and Release of Security Interest. Effective May 2007, the Company entered into an amendment, which provided a consent and release of a security interest in certain assets held for sale and a waiver for certain issues of default.
Based on the above amendments, the Company was in compliance with all covenants contained in the 2006 Credit Facility as amended. The Company had no borrowings under the 2006 Credit Facility outstanding and had an available line of $21.5 million as of December 31, 2006.

2006 Premium Financing Agreement. In April 2006, the Company entered into an insurance premium financing agreement with Premium Assignment Corporation (the “2006 Premium Financing Agreement”). The terms of the 2006 Premium Financing Agreement required the Company to remit a down payment of approximately $0.4 million in April 2006. The amount financed was approximately $3.9 million. Commencing May 15, 2006, the 2006 Premium Financing Agreement was paid in ten monthly installments of approximately $0.4 million, including interest at a rate of 4.99% per annum. The final payment under the 2006 Premium Financing Agreement was made in February 2007.
2007 Premium Financing Agreement. In April 2007, the Company entered into an insurance premium financing agreement with Imperial Premium Finance, Inc. (the “2007 Premium Financing Agreement”). The terms of the 2007 Premium Financing Agreement required the Company to remit a down payment of approximately $0.5 million in May 2007. The amount financed was approximately $3.3 million and, commencing May 15, 2007, will be paid in ten monthly installments of approximately $0.3 million, including interest at a rate of 5.48% per annum. Imperial Premium Finance, Inc has the right to terminate the insurance policies and collect the unearned premiums (as administrative expenses) if the Company does not make the monthly payments called for by the 2007 Premium Financing Agreement. Additionally, the 2007 Financing Agreement is secured by the unearned premiums and any loss payments under the covered insurance policies.
Microdrip Note Payable. In March 2005, the Company entered into an asset purchase agreement with Microdrip, an alternative site infusion business located in Cheyenne, Wyoming. Under the terms of the agreement, the Company made an upfront payment of $150,000 in March 2005 and became obligated to make four equal non-interest bearing annual payments of $50,000 under a secured promissory note, commencing on March 31, 2006 and ending on March 31, 2009. The Company imputed interest at a rate of 7.75% per annum on the four outstanding annual payments. At December 31, 2006, the remaining principal and interest obligation was $150,000.
ACHC Note Payable. In July 2004, the Company entered into an unsecured agreement with ACHC whereby ACHC is to, among other things, provide the Company with national accreditation services. The agreement commenced on the date that it was executed and expires in November 2007. Under the terms of the agreement the Company made an upfront payment of approximately $0.3 million in August 2004 and was obligated to make nine equal non-interest bearing quarterly payments of approximately $32,000 commencing in January 2005 and ending in December 2006. The total payments made under the ACHC Agreement aggregated approximately $0.6 million.
Capital Lease Obligations. Future non-cancelable capital lease payments for each of the years in the five year period ending December 31, 2011 and thereafter are as follows (in thousands):

Capital
Years Ending December 31,	Leases
2007	$2,670
2008	2,454
2009	2,231
2010	1,437
2011	1,055
Thereafter	—

Total minimum lease payments	9,847
Less amounts representing interest	(1,075)

Present value of capital lease obligations	$8,772

B. Braun Curlin Capital Lease Obligation. As a result of the requirement to replace the Company’s ambulatory infusion pump fleet (discussed below), the Company entered into a five-year agreement with B. Braun on September 8, 2006 to lease a minimum of 3,200 Curlin 4000 CMS pumps (the “B. Braun Curlin Lease Agreement”). Between September and November 2006, a total of 4,000 pumps were delivered to the Company. Upon expiration of the B. Braun Curlin Lease Agreement, the Company has the option to acquire the leased Curlin ambulatory infusion pumps at a bargain purchase price of $1 per pump. The B. Braun Curlin Lease Agreement contains customary covenants and events of default, as well as remedies available to B. Braun, if the Company is in violation thereof, including, but not limited to, (i) termination of the lease agreement, (ii) return of the leased Curlin ambulatory infusion pumps to B. Braun and/or (iii) payments by the Company of any unpaid amounts as of the date of default and all amounts remaining under the unexpired term of the agreement. The Company is in compliance with the agreement, and management believes that the Company will continue to comply with the terms and conditions of the B. Braun Lease Curlin Agreement; however, there can be no assurances thereof or what remedies, if any, would be pursued by B. Braun in the event of default.
Hospira GemStar Capital Lease Obligation. As a result of the requirement to replace the Company’s ambulatory infusion pump fleet, the Company entered into a three-year agreement with Hospira on September 25, 2006 to lease a minimum of 1,600 GemStar pumps (the “Hospira GemStar Lease Agreement”). Between September and October 2006, a total of 1,600 pumps were delivered to the Company. Upon expiration of the Hospira GemStar Lease Agreement, title of the pumps will pass to the Company. The Hospira GemStar Lease Agreement contains customary covenants and events of default, as well as remedies available to Hospira if the company is in violation thereof, including, but not limited to, (i) termination of the lease agreement and/or (ii) payments by the company for the remaining lease obligation. The Company is in compliance with the agreement, and management believes that the company will continue to comply with the terms and conditions of the Hospira GemStar Lease Agreement; however, there can be no assurances thereof or what remedies, if any, would be pursued by Hospira in the event of default.
GE Fleet Vehicle Capital Lease Obligation. On March 7, 2006, the Company entered into a Master Lease Agreement with GE Fleet to lease vehicles. At December 31, 2006, the Company had sixty vehicles leased through GE Fleet. The non-cancelable minimum lease term for each vehicle is 367 days following vehicle acceptance; however the lease term may be renewed monthly for up to an additional 36 months. Upon expiration of the vehicle lease term, the Company does not have the option to purchase the vehicles but rather must return them to GE Fleet. Upon return of the vehicles, GE Fleet will solicit bids for the vehicles in the public marketplace. If the proceeds from the vehicle sales are less than book value, as defined in the lease agreement, the Company shall remit to GE Fleet the amount of the shortfall. The GE Fleet lease agreement contains customary covenants and events of default, as well as remedies available to GE Fleet if the Company is in violation thereof, including, but not limited to, (i) repossession of all leased vehicles, (ii) payments by the Company for any unpaid lease amounts, (iii) payments by the company for any shortfall between the vehicle sale proceeds and book value and/or (iv) payments for expenses related to vehicle repossession. The Company is in compliance with the agreement, and management believes that the company will continue to comply with the terms and conditions of the Master Lease Agreement; however, there can be no assurances thereof or what remedies, if any, would be pursued by GE Fleet in the event of default.
Baxter Capital Lease Obligation. During December 2003, the Company entered into the first of six, five-year capital lease agreements with Baxter to acquire 800 of 5,900 model 6060 Multi-Therapy Ambulatory Infusion Pumps. During 2004, the Company entered into the remaining five, five-year lease agreements and received the remaining 5,100 model 6060 infusion pumps, for a total of 5,900 pumps. On December 13, 2005, Baxter issued an Urgent Device Correction letter related to these pumps. On February 2, 2006 the U.S. Food and Drug Administration classified the matter described in the December 13, 2005 correction letter as one requiring a Class I Recall. On December 22, 2005, the Company received an offer letter from Baxter outlining a settlement program for the return of these pumps. Based upon settlement terms proposed in the offer letter, the carrying value of the pumps as of December 31, 2005 and the related capital lease obligations were both reduced by $3.2 million to the present value of the remaining minimum lease payments net of the residual value of the pumps. In addition, depreciation was adjusted to reflect the modified terms.

The Company and Baxter entered into a settlement agreement on October 13, 2006, and the pumps were subsequently returned to Baxter during the fourth quarter of 2006. Upon the return of the model 6060 infusion pumps to Baxter, the capital leases were terminated by both parties with a remaining capital lease obligation from the Company at December 31, 2006 of approximately $33,000. Based on the settlement agreement, the Company recognized a $1.0 million gain during 2006, which is included in other income.
6. INCOME TAXES
For the year ended December 31, 2006 all of the Company’s income tax expense related solely to continuing operations. Moreover, the components of such income tax expense are as follows (in thousands):

For the
Year Ended
December 31,
2006
Current:
Federal	$—
State	142

Total current	142

Deferred:
Federal	—
State	—

Total deferred	—

Income tax expense	$142

The following table reconciles income taxes calculated at the federal statutory amount to the Company’s income tax expense attributable to continuing operations (in thousands):

For the
Year Ended
December 31,
2006
Expected benefit at federal statutory rate	$(3,979)
Valuation allowance for deferred income tax assets	3,597
State income taxes, net of federal income tax benefit	92
Reorganization expenses	248
Interest on the settlement with the Internal Revenue Service	(109)
Meals and entertainment	206
Stock options	87

Income tax expense	$142

The temporary differences, tax effected, which give rise to the Company’s net deferred tax assets (liabilities) were as follows (in thousands):

December 31,
2006
Deferred tax assets:
Net operating loss carryforwards	$98,409
Goodwill	21,373
Allowances for doubtful accounts	18,136
Accrued bonuses	396
Other accruals	5,267
Alternative minimum tax credit carryforwards	2,777
Accrued administrative fees	60
Restructuring costs	721
Stock options	392
Other	1,114

Total gross deferred tax assets	148,645
Less valuation allowance	(137,645)

Total deferred tax assets	11,000

Deferred tax liabilities:
Property and equipment	(6,264)
Intangible assets	(2,525)
Investment in partnerships	(1,684)
Other	(527)

Total deferred tax liabilities	(11,000)

Net deferred tax asset	$—

At December 31, 2006, the current portion of deferred tax assets was $1.9 million and the current portion of deferred tax liabilities was $0.5 million.
Realization of deferred tax assets is generally dependent upon the Company’s ability to generate taxable income in the future. Accordingly, deferred tax assets have been limited to amounts expected to be recovered against deferred tax liabilities that would otherwise become payable in the carryforward period. Furthermore, as management believes that the realization of the balance of deferred tax assets is sufficiently uncertain, the deferred tax assets have been wholly offset by valuation allowances at December 31, 2006.
At December 31, 2006, the Company had net operating losses (“NOLs”) for federal income tax purposes of approximately $249.1 million, which may be available to offset future federal taxable income and expire in varying amounts in the years 2007 through 2026. These NOLs include approximately $14.9 million generated by certain predecessor companies prior to the formation of the Company and such amount is subject to an annual usage limitation of approximately $4.5 million. In addition, the ability to utilize the full amount of the federal NOLs and certain of the Company’s state NOLs is uncertain due to rules and regulations covering the exchanges of debt and related interest for stock in CI in December 2002, December 2001, and December 2000.
As of December 31, 2006, the Company had AMT credit carryforwards of approximately $2.8 million, which have an indefinite carryforward period and may be available to offset future federal income taxes.

CI previously operated under the jurisdiction of the Bankruptcy Court and met certain other bankruptcy related conditions of the Internal Revenue Code (“IRC”). Pursuant to IRC Section 382, an issuance of CI stock in December 2000 caused an ownership change at CI for federal income tax purposes. The bankruptcy provisions of IRC Section 382 impose certain limitations on the utilization of NOLs and other tax attributes. Additionally, the gains on troubled debt restructurings that resulted from the above mentioned exchanges of debt and related interest for stock are generally not subject to income tax pursuant to the cancellation of debt provisions in IRC Section 108; however, such gains could affect the Company’s utilization of NOLs and certain other tax attributes.
During 2004, the Company and the Internal Revenue Service (the “IRS”) executed the IRS Settlement to resolve a federal income tax dispute. In addition to the application of an AMT refund of approximately $1.7 million against the amount due, the IRS Settlement required the Company to make quarterly payments of approximately $0.7 million until such time as the remaining IRS Settlement amount, post-settlement interest and penalties were fully liquidated. In August 2005, the Company remitted approximately $14.2 million to the IRS that was intended to be in full satisfaction of the unpaid IRS Settlement amount, post-settlement interest and penalties. In 2006, the Company remitted an additional $0.3 million of interest to the IRS as an adjustment to the final payoff amount. As provided by the Plan of Reorganization, the Noteholders assumed financial responsibility for all amounts owed under the IRS Settlement as of and subsequent to the Effective Date.
In 2005, the Company amended certain state income tax returns that were indirectly affected by the results of the IRS Settlement and remitted approximately $0.6 million of tax and interest during 2005. In 2006, the Company remitted approximately $0.4 million of interest related to the amended state income tax returns. Management has estimated the remaining amount of tax, interest and penalties to approximate $0.1 million as of December 31, 2006 and has included such amount in accrued professional fees and accrued liabilities in the Company’s consolidated financial statements.
The Company has provided for what management believes to be an appropriate amount of tax for items that involve interpretation of the tax law. However, events may occur in the future that will cause the Company to reevaluate its current reserves and may result in an adjustment to the reserve for taxes.
7. RELATED-PARTY TRANSACTIONS
On March 7, 2002, the Bankruptcy Court approved the appointment of the Honorable Arlin M. Adams, Esquire, as the Debtors’ Chapter 11 Trustee. Judge Adams served as Trustee through the Effective Date. Subsequent to Bankruptcy Court appointment, the Chapter 11 Trustee engaged the law firm of Schnader, Harrison, Segal & Lewis LLP (“Schnader Harrison”) to provide professional services in connection with the Bankruptcy Cases. Judge Adams is of counsel at such law firm. Schnader Harrison was approved by the Bankruptcy Court as counsel to the Chapter 11 Trustee.
In November 2004, the Bankruptcy Court gave Judge Adams the authority to incur costs to pursue the Causes of Action and to implement the Plan of Reorganization subsequent to the Effective Date on behalf of the Company. During the year ended December 31, 2006, the Company paid Schnader Harrison approximately $3.5 million for services and reimbursable expenditures primarily related to pursing the Causes of Action. Management expects to continue to make payments to Schnader Harrison until the Causes of Action are fully litigated and/or settled.
As further discussed in Note 5, the lenders and the Administrative Agent under the 2006 Credit Facility are affiliates of the Company’s stockholders. During 2006, the Company paid closing fees, administrative fees, interest expense and unused line fees aggregating approximately $1.3 million to the Administrative Agent under the 2006 Credit Facility.
During 2005, one of the Company’s stockholders provided certain operational services to the Company. In connection therewith, the Company paid $0.2 million during 2006 to this stockholder.
During 2006, the Company established a payroll bank account and a concentration bank account with Wells Fargo Bank, NA (“Wells Fargo”), an affiliate of Foothill Capital Corporation, one of the Company’s stockholders.

In February 2001, the Company established an irrevocable letter of credit through Wells Fargo. This letter of credit of approximately $0.1 million at December 31, 2006, matures in December 2007 and is fully secured by the 2006 Credit Facility. In March 2006 and May 2006, the Company established two additional irrevocable letters of credit through Wells Fargo, also fully secured by the 2006 Credit Facility, totaling $0.3 million and $0.4 million, respectively. The March 2006 letter of credit relates to vehicle leases with GE Capital Fleet Services and matures in March 2007, and the May 2006 letter of credit relates to certain indemnity requirements for state pharmacy licenses and matures in May 2007. In August 2006 and September 2006, the Company had established two irrevocable letters of credit through Wells Fargo, also fully secured by the 2006 Credit Facility, totaling $0.1 million each. Each letter of credit relates to a separate branch operating lease and will automatically renew after one year.
In March 2007, the Company established an additional irrevocable letter of credit through Wells Fargo, also fully secured by the 2006 Credit Facility, totaling $0.2 million. This letter of credit relates to a facility operating lease, and matures in March 2008.
8. STOCKHOLDERS’ EQUITY
Common Stock. The Company had 10,000,000 shares of $0.01 par value common stock authorized and 10,000 shares issued and outstanding at December 31, 2006.
Preferred Stock. At December 31, 2006, the Company had 1,000,000 shares of voting preferred stock authorized, 20,000 shares of which were designated $0.01 par value Series A Preferred Stock and 980,000 shares were undesignated. The Series A Preferred Stock had an aggregate liquidation preference of $54 million at December 31, 2006. A total of 9,642 shares of the Company’s Series A Preferred Stock were issued and outstanding at December 31, 2006.
During September 2006, the Company redeemed 358 shares of the Series A Preferred Stock for approximately $2.4 million, and is included in other accrued liabilities in the Company’s consolidated balance sheet at December 31, 2006.
Stock Options. In February 2006, the Company adopted the 2005 Stock Option Plan (the “2005 Plan”). The 2005 Plan provides for the granting of up to 100,000 common stock options to key employees and non-employee members of the Company’s Board of Directors. For individuals possessing 10% or more of the voting power of all classes of stock of the Company, the exercise price of incentive stock options may not be less than 110% of the fair market value of the Company’s common stock on the grant date. For all other grants, the exercise price may not be less than the fair market value of the Company’s common stock on the date of the grant. Under the 2005 Plan, options expire no later than ten years after their grant date.
The Company granted options to purchase 2,784 shares under the 2005 Plan in September 2006. These options have quarterly graded vesting schedules, have an implied requisite service period of three years and contain a contractual term of ten years. The Company has elected to account for the expense of these options using the straight-line attribution method over the service period. In connection with these grants, the Company recognized $1.2 million in compensation expense during the year ended December 31, 2006.
The fair value of the aforementioned stock options was estimated at the date of grant using the Black Scholes-Merton option pricing model with the following assumptions:

Year Ended
December 31,
2006
Risk-free interest rate	4.79%
Expected life (in years)	4.5
Expected volatility	42.54%
Expected dividend yield	—

The risk-free interest rate corresponds to the approximate yield on a five-year U.S. treasury security. The expected life is an estimate of the number of years an option will be held before it is exercised. The expected stock price volatility factor was derived using daily historical market price data from comparable publicly traded companies for a period of two years. The Company used comparable calculations for its volatility because it is not practical to estimate the volatility of the Company’s share prices. The Company does not maintain an internal market for its shares and its shares have not been traded. The Company has not issued any new equity or convertible debt instruments in several years; thereby, lending itself to use the calculated value method in determining the volatility of the Company’s shares.
A summary of option activity under the 2005 Plan for the year ended December 31, 2006 is presented below:

		Weighted-	Weighted-Average
		Average	Remaining	Aggregate
		Exercise	Contractual Term	Intrinsic
Options	Shares	Price	in Years	Value
Outstanding at January 1, 2006	—
Granted	2,784	$2,300
Exercised	—
Forfeited or expired	—
Outstanding at December 31, 2006	2,784	$2,300	9.5	$1,330,250

Vested at December 31, 2006	1,370	$2,300	9.5	$654,523

Exercisable at December 31, 2006	1,370	$2,300	9.5	$654,523

The weighted-average grant-date fair value of the options granted during 2006 was approximately $873. No options under the 2005 Plan have been exercised.
A summary of the status of the Company’s nonvested shares as of December 31, 2006, and changes during the year ended December 31, 2006 is presented below:

		Weighted-
		Average
		Grant-Date
	Number	Fair Value
Nonvested at January 1, 2006	—
Granted	1,414	$873
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2006	1,414	$873

As of December 31, 2006, there was $1.2 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the 2005 Plan. That cost is expected to be recognized over a weighted-average period of two years. The total fair value of shares vested during the year ended December 31, 2006 was $3.8 million.
In February 2007, the Company granted 300 options under the 2005 Plan with a fair value of $1,123 per option. The options granted during 2007 contain performance conditions, have graded vesting schedules over a period of four years and become 100% vested upon a change in control of the Company.

Stock Options outside the 2005 Plan. During 2005, prior to the implementation of SFAS No. 123R, options were granted for 267 shares of the Company’s common stock, and none have been exercised, forfeited or have expired. The options have a weighted average exercise price of $4,677 and vesting periods for the stock options granted during 2005 range from immediately on the grant date to over three years from the grant date. Such options were granted outside of the 2005 Plan. As of December 31, 2006, 237 options were exercisable. Exercise prices for the stock options granted during 2005 range from $4,460 to $4,740, and the weighted-average remaining contractual life of such options was 8.5 years at December 31, 2006. The assumptions used in estimating the fair value of these stock options were: (i) weighted-average risk-free interest rate of 3.95%; (ii) expected life of three years; (iii) weighted-average volatility of 23.4%; and (iv) no expected dividends.
9. COMMITMENTS AND CONTINGENCIES
Commitments. The table below summarizes the Company’s operating lease commitments in effect at December 31, 2006 (in thousands):

Operating
Years Ending December 31,	Leases
2007	$8,773
2008	7,790
2009	6,385
2010	4,256
2011	2,641
Thereafter	1,333

Total	$31,178

The Company’s debt and capital lease obligations are not included in the above table but are described in Note 5.
Leases. The Company leases office and other real property and equipment under various operating leases. Such operating leases provide for monthly rental payments, including real estate taxes and other operating costs. Total rental expense for the year ended December 31, 2006 was approximately $8.9 million. Certain operating leases of the Company provide for standard renewal options and standard escalations of lease payments as the lessors’ maintenance costs and taxes increase.
Purchase Commitments. The Company has various purchase commitments for drugs, supplies and other items incident to the ordinary course of business. Some agreements include liquidated damage clauses for early termination and/or failure to meet minimum purchase obligations. In 2006, the Company met all of the minimum requirements to satisfy these commitments, and therefore, did not incur any liability, liquidated or otherwise, related to such purchase commitments.
Employee Benefit Plans. Upon the Company’s formation, certain employee retirement benefit plans were merged into one defined contribution retirement benefit plan sponsored by the Company. Under the provisions of the Company’s plan, eligible employees include individuals over the age of 21 who have completed one year of benefit-eligible service with the Company. Effective October 1, 1999, the defined contribution retirement benefit plan was amended to make the employer match discretionary and, in connection therewith, no matching contributions have been made since the plan amendment date. Employee contributions vest immediately under the plan.
Government Payers. Management acknowledges and is complying and cooperating with certain ongoing audits, investigations and reviews with respect to prior reimbursements from Medicare and Medicaid. During the year ended December 31, 2006, the Company recognized favorable revenue adjustments of approximately $2.2 million and made payments of approximately $0.7 million relating to prior periods. Included in other accrued liabilities in the Company’s consolidated balance sheet at December 31, 2006 is approximately $11.0 million of estimated reserves for these matters. Such estimates will be reviewed and may be revised in subsequent periods as more information becomes available to management.

The financial impact of these matters beyond what has already been recognized by the Company, if any, is currently unknown. In the event that Medicare and Medicaid investigative matters or similar reviews/audits by other agencies result in adverse findings, the Company could face civil, criminal and/or regulatory actions, resulting in sanctions and/or penalties that could be material to its business, financial position, and results of operations.
Litigation. The Company and its subsidiaries are parties to various actions arising out of the normal course of their businesses, including, among other things, employment claims and professional liability claims. Management believes that the ultimate resolution of such matters will not have a material adverse effect on the Company’s financial position and results of operations.
Insurance. The services performed and products sold by the Company involve an inherent risk of professional and product liability. While the Company maintains insurance coverage consistent with industry practices and at amounts deemed appropriate by management, there can be no assurances that the amount of such insurance will satisfy claims made against Coram or that the Company will be able to obtain insurance in the future in amounts adequate to meet its needs. Claims in excess of the Company’s insurance coverage or the inability to obtain/maintain adequate levels of insurance coverage could have a materially adverse effect on the Company’s business, results of operations and liquidity.
Government Regulation. Under the physician ownership and referral provisions of the Omnibus Budget Reconciliation Act of 1993 (commonly referred to as “Stark II”), it is unlawful for a physician to refer patients for certain designated health services reimbursable under the Medicare or Medicaid programs to an entity with which the physician and/or the physician’s family, as defined under Stark II, has a financial relationship, unless the financial relationship fits within an exception enumerated in Stark II or regulations promulgated thereunder. A “financial relationship” under Stark II is broadly defined as an ownership or investment interest in, or any type of compensation arrangement in which remuneration flows between the physician and the provider. The Company has certain financial relationships with physicians and physician owned entities, including medical director arrangements. In each case, the relationship has been structured, based upon advice of legal counsel, using an arrangement management believes to be consistent with the applicable statutory and/or regulatory exceptions set forth in Stark II.
Guarantees. In May 2003, one of the Company’s unconsolidated joint ventures and a related affiliate (collectively the “Joint Venture”) entered into a five year real property lease in connection with the consolidation of two existing Joint Venture locations into one new facility. The Company and its Joint Venture partner have jointly and severally guaranteed the Joint Venture’s financial performance under such real property lease. The fair value of the Company’s guarantee has been estimated by management to be less than $0.1 million and has been accrued as a long-term liability.
10. DISCONTINUED OPERATIONS HELD FOR SALE
During 2006 the Company’s Board of Directors approved a plan to undertake the sale of the assets of the Company’s Canadian Operations (comprised of the assets of a wholly owned subsidiary and the equity ownership of a joint venture). In 2005, the Company’s Board of Directors approved a plan to undertake the sale of the assets of the Company’s DME and SoluNet businesses. In accordance with SFAS No. 144, the net assets and results of operations of such businesses have been segregated on the consolidated balance sheet and statement of operations.

The major classes of assets of discontinued operations held for sale in the consolidated balance sheet are as follows (in thousands):

December 31,
2006
Cash	$1,887
Accounts receivable, net	944
Inventory, net	732
Other current assets	116
Property and equipment, net	1,995

Assets held for sale	$5,674

Accounts payable	$61
Accrued compensation	11
Other current and accrued liabilities	1,725
Minority interest in consolidated joint venture	1,794

Liabilities held for sale	$3,591

Total net assets held for sale	$2,083

The components of net loss from discontinued operations held for sale on the consolidated statement of operations are as follows (in thousands):

For the Year
Ended
December 31,
2006
Net revenue	$23,118
Cost of services	23,339

Gross loss	(221)
Operating expenses:
Selling, general and administrative expenses	1,342
Provision for estimated uncollectible accounts	631
Depreciation and amortization	40
Other expense, net	151
Minority interest in net income of joint venture	304
Gain on disposal, net	(462)

Net loss from discontinued operations held for sale	$(2,227)

On April 6, 2006, the Company sold the inventory and property and equipment associated with a portion of its DME business located in Lenexa, Kansas and Plymouth, Michigan for approximately $0.9 million. As a result of the sale, a loss of approximately $0.3 million was recorded. The Company’s only remaining DME business in San Diego, California was held for sale at December 31, 2006, and management expects to sell this business during 2007. On August 15, 2006, the Company sold the inventory and property and equipment associated with its SoluNet business for $2.0 million. As a result of the sale, a gain of approximately $0.7 million was recorded. The Company did not record a tax benefit from the net loss from discontinued operations as management believes the realization of the resulting net operating loss carryforward is uncertain.

On May 30, 2007, the Company sold the joint venture of the Canadian Operations. As a result of the sale, a gain was recorded. Management expects to close on the sale of the assets of the Canadian wholly owned subsidiary within one year.
11. RESTRUCTURING COSTS
During 2005, management evaluated the Company’s cost structure with an intent to improve its efficiency and profitability. In connection therewith, in August 2005, management committed to a plan to reorganize the Company’s structure, which resulted in the termination of 69 employees. Severance expense associated with this initiative totaled approximately $1.1 million. Payments aggregating approximately $0.4 million were made during the year ended December 31, 2006 and no further obligation remained.
12. SUBSEQUENT EVENT (Unaudited)
On December 3, 2007, the Company was acquired by Apria Healthcare, Inc., a wholly owned subsidiary of Apria Healthcare Group Inc., a publicly traded company, for a cash price of $350 million less certain transaction expenses. Additionally on December 3, 2007, the Company terminated the 2006 Credit Facility. In conjunction with this termination, the irrevocable letters of credit, previously secured by the 2006 credit facility, are now secured by a letter of credit at a third party lending institution.